UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017

ALBIREO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33451 (Commission File Number)	90-0136863 (IRS Employer Identification No.)

10 Post Office Square, Suite 502 South Boston, Massachusetts (Address of principal executive offices)	02109 (Zip Code)

(857) 254-5555

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)On September 25, 2017, Denise Scots-Knight, Ph.D., a member of the Board of Directors (the “Board”) of Albireo Pharma, Inc. (the “Company”), notified the Company that she would voluntarily resign from the Board and its compensation committee (the “Compensation Committee”) and delivered her resignation notice effective September 25, 2017. There were no disagreements between Dr. Scots-Knight and the Company or any officer or director of the Company which led to the resignation. The Board appointed Michael Gutch, Ph.D. to replace Dr. Scots-Knight as chair of the Compensation Committee, effective September 27, 2017.

(d)On September 27, 2017, the Board elected Roger A. Jeffs, Ph.D. to the Board as a Class I director, for a term to continue until the 2020 annual meeting of the Company’s stockholders and thereafter until Dr. Jeffs’ successor has been elected and qualified or until his earlier death, resignation or removal. Dr. Jeffs’ election fills the vacancy created by the resignation of Dr. Scots-Knight. The Board also appointed Dr. Jeffs to serve as a member of the Compensation Committee.

There are no arrangements or understandings between Dr. Jeffs and any other person pursuant to which Dr. Jeffs was selected as a director, nor are there any transactions between Dr. Jeffs and the Company in which he has a direct or indirect material interest that the Company is required to report pursuant to the rules and regulations of the Securities and Exchange Commission.

Roger A. Jeffs, Ph.D., age 56, has served as a Senior Advisor to United Therapeutics Corporation, a biotechnology company focused in rare diseases, since June 2016 and is also the co-founder and co-owner of Bull City Select Investments, an investment firm focused on in-licensing and development of early-stage biotechnology assets. Previously, Dr. Jeffs served in various leadership positions for United Therapeutics, including Co-Chief Executive Officer from January 2015 to June 2016, President from April 2001 to June 2016, Chief Operating Officer from April 2001 to December 2014 and member of the board of directors from 2002 until June 2016. Dr. Jeffs is a member of the board of directors each of Axsome Therapeutics, Inc., where he serves as the Lead Director, Dova Pharmaceuticals, Inc. and Sangamo Therapeutics, Inc. He holds a B.S. in Chemistry from Duke University and Ph.D. in Pharmacology from the University of North Carolina. The Board has concluded that Dr. Jeffs’ qualifications to serve on the Company’s board of directors include his scientific background and business experience, coupled with his experience as a chief executive officer of a publicly traded biotechnology company.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), on September 27, 2017, Dr. Jeffs was granted a nonqualified stock option to purchase 4,500 shares of the Company’s common stock at an exercise price of $20.44 per share, the closing price of the Company’s common stock on the grant date. Dr. Jeffs will be eligible to receive the same compensation for his service on the Board and Compensation Committee as other nonemployee directors and Compensation Committee members under the Director Compensation Policy, which includes (i) cash fees of $35,000 per year for his service on the Board and $7,500 per year for his service on the Compensation Committee, and (ii) a nonqualified stock option to purchase 3,000 shares of the Company’s common stock each year on the fifth business day after the Company’s annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBIREO PHARMA, INC.

Date: September 28, 2017	/s/ Ronald H.W. Cooper
Ronald H.W. Cooper
President and Chief Executive Officer